Cathay General Bancorp Completes SinoPac Bancorp Acquisition

LOS ANGELES, July 14, 2017 /PRNewswire/ -- Cathay General Bancorp (NASDAQ: CATY), the holding company for Cathay Bank, announced today that it completed its previously-announced acquisition of SinoPac Bancorp, the U.S. subsidiary of Bank SinoPac Co. Ltd. and the parent company of Far East National Bank ("FENB"), pursuant to the Stock Purchase Agreement between Cathay General Bancorp and Bank SinoPac Co. Ltd., dated July 8, 2016. FENB currently operates nine branches in California, and a representative office in Beijing.

Under the terms of the Stock Purchase Agreement, the total consideration was approximately $351.6 million plus additional post closing payments based on the realization of certain assets of FENB. Cathay General Bancorp has issued 926,192 shares of its common stock as consideration and the remainder of the consideration is payable in cash. $100 million of the consideration was deferred and will be released within one year based on the timing of the subsequent merger of FENB and Cathay Bank and 10% of the consideration was held back and will be released over a period of three years.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank, and SinoPac Bancorp and its wholly owned subsidiary Far East National Bank, a U.S. federally chartered bank.

Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 34 branches in California, 12 branches in New York State, three in the Chicago, Illinois area, three in Washington State, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Taipei and in Shanghai. Cathay Bank's website is found at www.cathaybank.com.

Founded in 1974, Far East National Bank offers a wide range of financial services. Far East National Bank operates nine branches in California, and a representative office in Beijing. Far East National Bank's website is found at www.fareastnationalbank.com.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Some of these risks are described in the Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2016 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CONTACT: Heng W. Chen, (626) 279-3652